Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the VanEck® Gold Miners ETF due August 3, 2026

Term Sheet dated July 6, 2023 to Preliminary Pricing Supplement dated July 6, 2023 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measure	VanEck® Gold Miners ETF (Bloomberg ticker symbol “GDX”) (the “Fund”)
Pricing Date	July 28, 2023
Issue Date	August 2, 2023
Stated Maturity Date	August 3, 2026
Principal Amount	$1,000 per security
Automatic Call	If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date.
Call Dates and Call Premiums	Call Date	Call Premium*
	August 2, 2024	At least 16.25% of the principal amount
	August 4, 2025	At least 32.50% of the principal amount
	July 27, 2026 (the “final calculation day”)	At least 48.75% of the principal amount
* to be determined on the pricing date
Call Settlement Date	Five business days after the applicable call date; provided that the call settlement date for the final calculation day is the stated maturity date
Maturity Payment Amount (per security)

If the securities are not automatically called, the maturity payment amount will equal:

•

if the ending price is less than the starting price but greater than or equal to the threshold price: $1,000; or

•

if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

Starting Price	The fund closing price on the pricing date
Ending Price	The fund closing price on the final calculation day
Threshold Price	90% of the starting price
Buffer Amount	10%
Fund Return	(ending price – starting price) / starting price
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06745MNG9 / US06745MNG95
Agent Discount	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.10% for marketing and other services.

Hypothetical Payout Profile**

** assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called prior to stated maturity and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the value of the Fund from the starting price in excess of 10% and will lose up to 90% of the principal amount of your securities at maturity.

Any return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund beyond the applicable call premium.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $925.40 and $955.40 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS:
http://www.sec.gov/Archives/edgar/data/312070/000095010323009970/
dp196288_424b2-5081wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund or composing the underlying index. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Up To 90% Of The Principal Amount Of Your Securities At Stated Maturity.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In The Fund Or The Securities Held By The Fund.

•	No Periodic Interest Will Be Paid On The Securities.

•	Higher Call Premium Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	Any Payment On The Securities Will Be Determined Based On The Fund Closing Price Of The Fund On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	The Securities Are Subject To Risks Associated With The Gold And Silver Mining Industries.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

•	The Price Of The Fund Is Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The Fund.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

 Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022, the underlying supplement dated June 27, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.